NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED
SECURITIES

NYSE Arca, Inc. (the 'Exchange' or 'NYSE Arca') hereby notifies the Securities and Exchange Commission ("SEC") of its intention to remove the entire class of Common Stock of Navistar International Corporation (the "Company") from listing and registration on the Exchange at the opening of business on February 16, 2007, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of NYSE Regulation, the Company's common stock is no longer suitable for continued listing and trading on the Exchange. The Exchange's action is being taken because the Company is a late filer and was under review by NYSE Regulation with respect to as a result of its delay in filing with the SEC its October 31, 2005 Form 10-K and certain of its fiscal 2006 Form 10-Q filings. On December 15, 2006, the Company announced that completion of its 2005 financial statements would extend beyond February 1, 2007.

Consequently, NYSE Regulation announced on December 15, 2007, that the Company should be suspended and delisted from NYSE and NYSE Arca. By letter dated December 18, 2007, the Company appealed such determination with respect to its continued listing on NYSE. Although the Company did not appeal the NYSE Arca delisting action, in light of the Company's NYSE appeal, NYSE Regulation determined on December 19, 2006 that trading in the Company's common stock would continue on NYSE Arca beyond the originally announced suspension date of Wednesday, December 20, 2006 and through the process of the NYSE Regulation Committee for Review (the "Committee"). The Committee heard the Company's appeal on January 30, 2007. The Committee announced its decision on February 6, 2007, in which it affirmed the decision by NYSE Regulation staff that the Company's securities should be delisted from NYSE.

Accordingly, also on February 6, 2007, NYSE Regulation announced that Company's securities would be suspended from trading on NYSE and NYSE Arca prior to the opening on Wednesday, February, 14, 2007. The Company has advised NYSE Regulation that it anticipates its Securities will be quoted on the Pink Sheets Electronic Quotation Service following the suspension.